EXHIBIT 2.1
                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of September 1, 2006, is by and among Crusader Financial Group, Inc., a Delaware corporation ("Crusader"), Crusader Residential Mortgage, a New York limited liability company ("CRM"), Paragon Homefunding, Inc., a Florida corporation (the "Company"), and Paragon Financial Corporation (the "Shareholder"; and collectively with Crusader, CRM and the Company referred to as the "Parties").

                                   WITNESSETH:

         WHEREAS, Crusader, through it wholly subsidiary CRM, is a licensed mortgage broker located in Southampton, New York;

         WHEREAS, the Company is licensed as and operates as a residential mortgage brokering and real estate service ("mortgage broker") within the State of Florida with locations in Orland and Jacksonville;

         WHEREAS, the Shareholder owns all of the issued and outstanding shares of capital stock of the Company (the "Shares");

         WHEREAS, the Company was required to write-off the goodwill on its books due to the continued operating losses;

         WHEREAS, the Company had a working capital deficit of $87,739 and negative net worth of $36,752 as of June 30, 2006 which deficit and negative net worth grew in July 2006 due to recurring operating losses;

         WHEREAS, the Company does not have adequate resources to continue funding its mortgage operations;

         WHEREAS, the Shareholder does not have adequate capital to fund the losses currently being incurred by Company;

         WHEREAS, the Shareholder has received no offers for the purchase of the Company other than that of Crusader and CFG, and lacking the requisite capital to continue the Company's operations, is faced with shuttering the Company's operations ;

         WHEREAS, the Shareholder expects to receive a benefit of approximately $207,752, assuming the full settlement of the debt due Bank of American, N.A.;

         WHEREAS, Shareholder is currently in default of its debt due Bank of America, N.A. (referred to as "BoA" and the debt as the "BoA debt"), which has gone to a judgment, and under which the Shares of the Company were pledged as collateral under the BoA debt;
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         WHEREAS, the Company is a guarantor of BoA debt, does not have the funds required to pay or otherwise settle the BoA debt;

         WHEREAS, Crusader and CRM are willing to provide for the adequate funding of the Company and take the Shares subject to the Company's guarantee of the BoA debt;

         NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

         SECTION 1. TRANSFER OF SHARES. In accordance with the terms and conditions set forth herein, on the Closing Date (as hereinafter defined), the Shareholder will transfer, convey, assign and deliver, and CRM will purchase, all of the Shares free and clear of any and all liens, claims and encumbrances whatsoever, expect for those specifically listed on Schedule 1.

         SECTION 2. PURCHASE PRICE. As of the Closing Date (as hereinafter defined) and subject to the provisions of this Section 2, in exchange for certificates representing all of the Shares, CRM agrees to assume the responsibility of providing working capital to the Company to fund its current operations, take such Shares subject to the BoA debt, guarantee and judgment, and negotiate with BoA, on a best efforts basis, the full settlement of the BoA debt with the expectation of obtaining a full release of the Shareholder as a result of the settlement.

         SECTION 3. THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place, following the satisfaction of all of the conditions set forth in Sections 8, 9 and 10 hereof, or the waiver thereof, on a date (the "Closing Date") and at a place to be specified by the parties.

         SECTION 4. DELIVERIES AT CLOSING. At the Closing, the Shareholder shall deliver to CRM the various certificates, instruments and documents referenced in
Section 10 below, including without limitation stock certificates representing the Shares, together with accompanying stock transfer powers or instruments of assignment, duly endorsed in blank. At the Closing, CRM shall deliver to the Shareholder the various certificates, instruments and documents referenced in
Section 9 below.

         SECTION 5. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND THE COMPANY. Shareholder and the Company represent and warrant to Crusader and CRM as follows as of the date hereof and also as of the Closing Date:

         (a) CORPORATE ORGANIZATION; GOVERNING DOCUMENTS OF THE COMPANY.

                  (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Company has all requisite corporate power and authority to own or lease all of its properties or assets and to carry on its business as it is now being conducted. The Company has in effect and holds all licenses, permits and other required authorizations from governmental authorities necessary for it to own or lease its properties and to conduct its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in the jurisdictions set forth in Schedule 5(a), which includes every jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (A) the Company's ability to perform its obligations under the Transaction Documents (as hereinafter defined) to be executed and delivered by the Company or (B) the assets, results of operations or prospects of the Company. As used in this Agreement, "Transaction Documents" shall mean all documents to be executed and delivered by the Company or by Shareholder in connection with the Transfer.
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                  (ii) True and complete copies of the Company's Articles of
         Incorporation and Bylaws, as amended to the date hereof, the books of account, minute books, stock record books and other records of the Company have been delivered to Crusader or CRM. All of such records are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings of, and corporate action taken by, the Shareholder, the Board of Directors and committees of the Board of Directors of the Company, and no meeting of any such Shareholder, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.

         (b) CAPITALIZATION OF THE COMPANY.

                  (i) The authorized capital stock of the Company consists of 100,000 shares of Common Stock, par value $1.00 per share (the "Company Common Stock"), 760 shares of which are issued and outstanding as of the date hereof and constitute the Shares. All of the Shares are owned by the Shareholder as set forth on Schedule 5(b) hereto. There are no other classes of securities of the Company outstanding. All of the shares of the Company's common stock have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights. Other than this Agreement, there are no contracts, commitments, understandings or arrangements relating to the issuance, sale, transfer or registration of the Company's common stock or any other securities of the Company. Other than this Agreement, there are no options, warrants, preemptive rights, calls, subscriptions, convertible securities or other rights, agreements or commitments that obligate the Company or a Shareholder to issue, transfer or sell any shares of the Company's common stock or any other securities of the Company.

                  (ii) All offers and sales of Shares, and any other securities issued by the Company, prior to the date hereof were at all relevant times exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or Blue Sky laws.

                  (iii) Shareholder is the legal and beneficial owner of, and has good and marketable title to, the shares of the Company's common stock set forth opposite its name on Schedule 5(b), free and clear of any and all liens, claims, pledges, encumbrances, charges, options and contractual restrictions whatsoever, except for those listed on
         Schedule 1, if any. Shareholder has full, absolute and unrestricted right, power, capacity and authority to sell, transfer, assign and deliver its Shares to CRM and the delivery of such Shares to CRM will convey to CRM valid, marketable and indefeasible title to such Shares, free and clear of any and all liens, claims, pledges, encumbrances, charges, options or contractual restrictions whatsoever.
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         (c) AUTHORIZATION AND VALIDITY. The Shareholder is a natural person and has the full authority and legal capacity to execute and deliver this Agreement and all other Transaction Documents to be executed and delivered by such Shareholder and to consummate the transactions contemplated hereby or thereby.
No corporate proceedings on the part of the Company are necessary to consummate the transactions contemplated hereby. This Agreement, when executed, will constitute the legal, valid and binding obligation of Shareholder enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (d) NO DEFAULTS; ABSENCE OF CONFLICTS. The Company is not in default under, nor has any event occurred which, with or without notice or the lapse of time or action by a third party, could result in a default under, any outstanding indenture, mortgage, contract, lease, insurance policy or agreement to which the Company is a party or by which its assets, business or operation may be bound or affected. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) violate any provision of, or result in the breach of, or constitute a default under, or conflict with, (A) any terms or provisions of the Articles of Incorporation or Bylaws of the Company, any resolution of the Shareholder or Board of Directors of the Company or any agreements between or among the Shareholder and the Company or between the Company and any current or former owner of the Company's common stock, (B) any law the violation of which would result in a material liability to the Company, or (C) any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal;
(ii) constitute a violation of or a (or an event that with or without notice or lapse of time or both would constitute a) default under, termination of or a conflict with, any term or provision of any contract, commitment, indenture, lease or other agreement, or any other restriction of any kind to which the Company or Shareholder is a party or by which the Company or Shareholder is bound; (iii) cause, or give any party grounds to cause (with or without notice, the passage of time or both) the maturity of any liability or obligation of the Company to be accelerated, or increase any such liability or obligation; or (iv) create any lien, security interest, charge, encumbrance or restriction upon any of the assets or properties of the Company or upon any share of the Company's common stock.

         (e) SUBSIDIARIES AND INVESTMENTS. Except as set forth on Schedule 5(e), the Company does not own, directly or indirectly, beneficially or equitably, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity.

         (f) FINANCIAL STATEMENTS. Schedule 5(f) contains the financial statements of the Company for the fiscal years ended December 31, 2003, 2004 and 2005, the audit report thereon of Stevens, Powell & Company, P.A., registered independent auditors, and the unaudited internal financial statements for the period ended June 30, 2006 (collectively referred to as the "Financial Statements"). The Financial Statements have been prepared from the books and records of the Company which accurately and fairly reflect in all material respects the transactions of the Company. The Financial Statements are true, correct and complete, have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly and accurately present the financial and business condition of the Company as of the dates thereof and the results of the operations of the Company for the periods covered thereby. The Financial Statements accurately reflect or adequately provide for all claims against, and all debts and liabilities of, the Company, fixed or contingent, existing at the dates thereof. The Company has adequately funded all accrued employee benefit costs and such funding is reflected on the Financial Statements.

         (g) ACCOUNTS RECEIVABLE AND PAYABLE. The accounts receivable reflected on the Financial Statements arose in the ordinary course of business and, except as reserved against on the Financial Statements, are collectible in the ordinary course of business and consistent with past practices, free of any claims, rights or defenses of any account debtor. No accounts payable of the Company are over forty-five (45) days old.

         (h) ABSENCE OF CERTAIN CHANGES. Except as disclosed on Schedule 5(h), the Company has not since December 31, 2005:

                  (i) changed the Company's authorized or issued capital stock; granted any stock option or right to purchase shares of capital stock of the Company; issued any security convertible into such capital stock; granted any registration rights; purchased, redeemed, retired, or otherwise acquired any shares of any such capital stock; or declared or paid any dividend or other distribution or payment in respect of shares of capital stock;

                  (ii) amended the Articles of Incorporation, Bylaws or other organizational documents of the Company;

                  (iii) incurred any indebtedness or other liabilities (whether accrued, absolute, contingent or otherwise), guaranteed any indebtedness or sold any assets, except in the ordinary course of business consistent with past practice;

                  (iv) suffered any damage, destruction or loss to any of the tangible assets of the Company, whether or not covered by insurance;

                  (v) increased the regular rate of compensation payable by it to any employee or increased such compensation by bonus, percentage, compensation service award or similar arrangement theretofore in effect for the benefit of any of its employees, and no such increase is required;

                  (vi)     hired, committed to hire or terminated any employee;

                  (vii) established or agreed to establish any pension, retirement or welfare plan for the benefit of its employees not theretofore in effect;

                  (viii) experienced any labor organizational efforts, strikes or formal complaints or entered into any collective bargaining agreements with any union;

                  (ix) suffered any change in its financial condition, assets, liabilities, business or prospects or suffered any other event or condition of any character which individually or in the aggregate has or might reasonably be expected to have a material adverse effect on its business or prospects;

                  (x) entered into any commitments or transactions or made any capital expenditures involving aggregate amount or value in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) or made any single capital expenditure which exceeded Ten Thousand and No/100 Dollars ($10,000.00);

                  (xi) disposed of any of its assets, written down the value of any assets, written off as uncollectible any accounts receivable or revalued any of its assets, except in the ordinary course of business consistent with past practice;

                  (xii) subjected any of its assets, tangible or intangible, to any lien, encumbrance or restriction whatsoever, except for liens for current property taxes not yet due and payable;

                  (xiii) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;

                  (xiv) entered into, terminated or received notice of termination of (A) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (B) any contract or transaction involving a total remaining commitment by or to the Company of at least Ten Thousand and No/100 Dollars ($10,000.00);

                  (xv) canceled or waived any claims or rights with a value to the Company in excess of Ten Thousand and No/100 Dollars ($10,000.00);

                  (xvi) made any change in any method of accounting or accounting practice;

                  (xvii)   canceled, or failed to continue, insurance coverage;
                           or

                  (xviii) agreed, whether in writing or otherwise, to take any action described in this Section 5(h).

         (i) Ownership of Properties. The Company owns the assets (the "Assets") reflected on the June 30, 2006 balance sheet which assets constitute all of the operating assets of the Company necessary or appropriate for the continued operation of the business of the Company. The Company has sufficient title in and to the Assets necessary or advisable to operate and conduct the business of the Company in the same fashion as the Company is currently conducting such business. Except as set forth on Schedule 5(i), the Company has good and marketable title to all of the Assets owned by it including furniture, fixtures and equipment, fixed assets and inventory, and all contract rights and intangible assets, and good and valid leasehold estates in all of the Assets leased by it, free and clear of mortgages, security interests, liens, defects, charges, encumbrances, restrictions and rights of third parties (excluding accounts payable in the ordinary course of business). All equipment and other personal property constituting a portion of the Assets are in good operating condition and repair, ordinary wear and tear excepted. The inventory of the Company consists of supplies and purchased parts, all of which are merchantable and fit for the purpose for which it was procured, and none of which is obsolete, damaged or defective, subject only to the impairment charge for the writedown of goodwill as set forth on the balance sheet of the Company dated June 30, 2006. Following the Transfer, the Company will have all of its rights under the leases for the premises now leased by the Company free and clear of any claims, liens and encumbrances, except to the extent expressly set forth in said leases, and the Transfer will not result in any increase in rents or charges under such leases.

         (j) Taxes. The Company has timely filed all federal, state and local tax returns or information returns required to be filed by it and has delivered to Crusader or CRM true and correct copies of such returns for the fiscal years 2002 through 2006. All of such returns have been prepared accurately and filed in accordance with applicable laws and regulations. The Company has paid all taxes and assessments (including, without limitation, income, excise, unemployment, social security, occupation, franchise, property, sales and use taxes, import duties or charges, and all penalties and interest in respect thereof) due and payable by it and the reserves for taxes contained on the most recent Financial Statements (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) are adequate to cover all tax liabilities as of the date of this Agreement. The Company and any predecessors in interest have withheld or collected from each payment made to each of their employees the amount of all taxes required to be withheld or collected therefrom, and the Company and any predecessors in interest have paid the same to the proper tax depositories or collecting authorities. The Company has not (i) been audited by any taxing authority, (ii) received notice that any taxing authority contemplates such an audit, (iii) signed any extension agreement with any taxing authority, (iv) received notice of any deficiencies, adjustments, assessments or other charges with respect to taxes paid or payable or (v) made any payment, or provided any benefit, to any officer, employee, former officer or former employee that is not allowable as a deduction under the Code or the regulations thereunder.

         (k) Insurance. True and correct copies of all insurance policies maintained by the Company, and all endorsements thereto, have been delivered to Crusader or CRM. All such policies are valid, outstanding and enforceable and taken together, provide adequate insurance coverage for the Assets and operations of the Company. All such policies are in full force and effect, with no premium arrearages, and will continue in full force and effect following the completion of the Transfer. Except as set forth on Schedule 5(k), there are no pending claims against such insurance by the Company as to which insurers are defending under reservation of rights or have denied liability, and except as set forth on Schedule 5(k), there exists no claim under such insurance that has not been properly filed by the Company.

         (l) Environmental Conditions. The Company is currently in compliance with all Environmental Laws (as defined below), which compliance includes, without limitation, the possession by the Company of all permits and other governmental authorization required under applicable Environmental Laws to operate the business as currently operated, and is in compliance with the terms and conditions thereof.

                  Neither the Company nor Shareholder has stored any Hazardous Substances (as defined below) on any of the real property owned or leased by the Company (the "Real Property"), except in compliance with applicable Environmental Laws.

                  Neither the Company nor Shareholder has disposed of or released any Hazardous Substances on any of the Real Property.

                  The Company has not arranged for disposal or utilized any transporters or disposal facilities for the transport or disposal of Hazardous Substances except as indicated on Schedule 5(l)(iv).

                  The Company has not received any communication (written or oral), whether from a governmental authority, citizen's group, employee or otherwise, that alleges that the Company is not in full compliance with Environmental Laws, and there are no circumstances that may prevent, interfere with, or make more expensive such full compliance in the future. There is no environmental Claim (as defined below) pending or threatened against the Company.

                  There have been no actions, activities, circumstances, conditions, events or incidents, including, without limitation, the generation, handling, transportation, treatment, storage, release, emission, discharge, presence or disposal of any Hazardous Substances that could form the basis of any Environmental Claim against the Company, and neither the Company nor Shareholder knows of any such actions, activities, circumstances, conditions, events or incidents.

                  Without in any way limiting the generality of the foregoing,
         (A) all underground storage tanks, and the capacity, uses, date of installation, and contents of such tanks, located on the Real Property, are identified on Schedule 5(l)(viii); (B) there are no, nor have there ever been, collection dumps, pits, and disposal facilities or surface impoundments located on the Real Property, except as identified on
         Schedule 5(l)(viii); (C) all underground storage tanks are in full compliance with the Environmental Laws; (D) there is no asbestos contained in or forming part of the Real Property; and (E) no polychlorinated biphenyls ("PCBs") have been used or stored on the Real Property.

         The following terms shall have the following meanings:

                  "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of Hazardous Substances at any location which is or has been owned, leased, operated or utilized by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  "Environmental Laws" means the federal, state, regional, county or local environmental, health or safety laws, regulations, ordinances, rules and policies and common law in effect on the date hereof and the Closing Date relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal, emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified to the date hereof and the Closing Date.

                  "Hazardous Substances" means any toxic or hazardous waste, pollutants or substances, including, without limitations, asbestos containing materials ("ACMs"), polychlorinated biphenyls ("PCBs"), petroleum products, byproducts, or other hydrocarbon substances, substances defined or listed as a "hazardous waste", "hazardous substance", "toxic substance", "toxic pollutant", or similarly identified substance or mixture, in or pursuant to any Environmental Law and medical or infectious waste.

         (m) Contracts and Commitments. Except as described on Schedule 5(m) hereto, the Company is not a party or subject to any agreement, commitment, contract or obligation, whether written or oral, express or implied:

                  (i) that limits the right of the Company to engage in or to compete with any person or entity in any business;

                  (ii) for the purchase or sale of supplies, services or other items in excess of Ten Thousand and No/100 Dollars ($10,000.00) in any one instance;

                  (iii) for the purchase or sale of any equipment or machinery in excess of Ten Thousand and No/100 Dollars ($10,000.00);

                  (iv) for the performance of services for others in excess of Ten Thousand and No/100 Dollars ($10,000.00) in any one instance;

                  (v) for the performance of services for others in excess of Ten Thousand and No/100 Dollars ($10,000.00) for a period of more than ninety (90) days;

                  (vi) for the lease of any property, tangible or intangible;

                  (vii) with any shareholder, partner, officer or director of the Company or any affiliate of such persons;

                  (viii)   not in the ordinary course of business;

                  (ix) for any power of attorney, whether limited or general, granted by or to the Company; or

                  (x) otherwise material to the assets, business or operations of the Company.

         The Company has delivered to Crusader and CRM true and complete copies of all of the contracts, leases and agreements described on Schedule 5(m) (the "Company Agreements"). Except as noted in Schedule 5(m), the Company Agreements are valid and in full force and effect; each is a legal, valid and binding contract; there has been no threatened cancellation thereof and there are no outstanding disputes thereunder; each is with unrelated third parties and was entered into on an arms-length basis in the ordinary course of business; all will continue to be binding in accordance with their terms after consummation of the transactions contemplated herein; there is no material default (or an event which, with the giving of notice or lapse of time or both would be a material default) by the Company; and to the knowledge of the Company and the Shareholder, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Company Agreements. There are no contracts, leases, agreements or other instruments to which the Company is a party or is bound (other than insurance policies) which could either singularly or in the aggregate have an adverse effect on the value of the Company.

         (n) No Undisclosed Liabilities. With the exception of the liabilities set forth on Schedule 5(n) or as reflected on the Financial Statements, the Company does not have any material liabilities or obligations of any nature, whether absolute, accrued, asserted or unasserted, contingent or otherwise or whether due or to become due, relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services or other condition which occurred or existed on or before the date hereof, and neither the Company nor Shareholder knows or has reason to know of any basis for the assertion against the Company of any such liability or obligation of any nature not described in
Schedule 5(n).

         (o) Employees and Labor Matters.

                  (i) Schedule 5(o) contains a complete and accurate list of the following information for each employee or director of the Company: name; job title; current compensation paid or payable and any change in compensation since December 31, 2004; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other employee benefit plan or any director plan.

                  (ii) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other person or entity that in any way adversely affects or will affect (A) the performance of his duties as an employee or director of the Company, or (B) the ability of the Company to conduct its business. To the knowledge of the Company and Shareholder, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

                  (iii) The Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the Immigration Reform and Control Act of 1986.

                  (iv)     Except as disclosed on Schedule 5(o),

                           (A) there are no charges, governmental audits, investigations, administrative proceedings or complaints concerning the Company's employment practices pending or, to the knowledge of the Company and Shareholder , threatened before any federal, state or local agency or court, and, to the knowledge of the Company and Shareholder, no basis for any such matter exists;

                           (B) the Company is not a party to any union or collective bargaining agreement, and, to the knowledge of the Company and Shareholder, no union attempts to organize the employees of the Company have been made, nor are any such attempts now threatened; and

                           (C)      the Company has not experienced any
                                    organized slowdown, work interruption,
                                    strike or work stoppage by its employees during the last three (3) years.

         (p) Employee Benefit Plans.

                  (i) Set forth on Schedule 5(p)(i) is a list of all "employee benefit plans" as defined by Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (collectively, "ERISA"), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified), and any trust, escrow or other agreement related thereto, which (i) is maintained or contributed to by the Company, or
         (ii) with respect to which the Company has any officer, employee, service provider, former officer or former employee, or the dependents of any thereof, regardless of whether funded that maintain or contribute to such plans (the "Employee Plans"). The Company has delivered or made available to Crusader and CRM true, accurate and complete copies of the documents comprising each Employee Plan and any related trust agreements, annuity contracts or any other funding instruments ("Funding Arrangements").

                  (ii) There have been no prohibited transactions, breaches of fiduciary duty or other breaches or violations of any law applicable to the Employee Plans and related Funding Arrangements that could subject the Company, Crusader or CRM to any liability. Each Employee Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter and no event has occurred which, to the knowledge of the Company, could cause any Employee Plan to become disqualified for purposes of section 401(a) of the Code. Each Employee Plan has been operated in compliance with applicable law, including
         Section 401(a) of the Code as applicable, and in accordance with its terms.

                  (iii) All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 annual reports, summary annual reports and summary plan descriptions) have been timely filed with the Internal Revenue Service, the United States Labor Department (the "DOL"), and the Pension Benefit Guaranty Corporation (the "PBGC") and, as appropriate, provided to participants in the Employee Plans.


                  (iv) There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the best knowledge of the Company, none are threatened.


                  (v) No written or oral representations have been made to any employee or former employee of the Company promising or guaranteeing any employer payment or funding, and no Employee Plans provide, for the continuation of medical, dental, life or disability insurance coverage for any former employee of the Company for any period of time beyond the end of the current plan year (except to the extent of coverage required under Title I, Part 6, of ERISA). The consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting, of payment, or increase the amount, of compensation to any employee, officer, former employee or former officer of the Company. No Employee Plans or other contracts or arrangements provide for payments that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any person to excise tax under Section 4999 of the Code (i.e., "golden parachute" taxes). All compensation amounts that have been paid or are payable are or will become deductible by Crusader or CRM pursuant to
         Section 162 of the Code.

                  (vi) The Company and its affiliates have complied with the continuation coverage provisions of Title I, Part 6, of ERISA ("COBRA") with respect to all current employees and former employees. Schedule 5(p)(vi) lists all of the former employees of the Company and their beneficiaries who have elected or are eligible to elect COBRA continuation of health insurance coverage under the Company's group health plans and who are so covered as of the date hereof, and as of the Closing Date.

                  (vii) Neither the Company nor any other employer who has participated or is participating in any Employer Plan (a "Sponsor") has incurred any liability to the DOL, the PBGC or the Internal Revenue Service in connection with any of the Employee Plans, and no condition exists that presents a risk to the Company or any Sponsor of incurring any liability to the DOL, the PBGC or Internal Revenue Service.

                  (viii) The Company has not been liable at any time for contributions to a plan that is subject to Title IV of ERISA.

                  (ix) Full payment has been made of all amounts which are required under the terms of each Employee Plan or Funding Arrangement to have been paid as of the due date for such payments that have occurred on or before the date of this Agreement, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to such Employee Plan, whether or not waived.

                  (x) Neither the Company nor any other Sponsor has any liability, nor will the transactions contemplated under this Agreement result in any liability (i) for the termination of or withdrawal from any plan under Sections 4062, 4063, or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code,
         (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under
         Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, or (vi) for withdrawal from any multi-employer plan under Section 4201 of ERISA.

                  (xi) Any Employee Plan that provides for severance payments to employees after termination of employment is in writing, has been operated in compliance with ERISA, and expressly provides that no severance benefits are payable as the result of a termination of employment to an employee who is hired by a successor entity, or who otherwise continues employment with a successor, in connection with a merger or acquisition transaction.

         (q) TRADEMARKS, TRADE NAMES, ETC. The Company owns or has the right to use each trademark, trade name, service mark, patent, copyright or other intellectual property (the "Intellectual Property") necessary or desirable for the operation of the business of the Company as presently conducted, and following the Transfer, the Company will own or be able to use the Intellectual Property on the identical terms and conditions. The Company is not currently in receipt of any notice of any violation of, and has no reason to believe that the Company's operations are violating, the rights of others with respect to the Intellectual Property, and the Company has taken reasonable measures to protect its rights with respect to Intellectual Property that is proprietary to the Company.

         (r) LITIGATION. Except as set forth in Schedule 5(r), there is no litigation, arbitration, governmental claim, investigation or proceeding pending or threatened to which the Company is a party, at law or in equity, before any court, arbitration tribunal or governmental agency. Except for the BoA debt and related judgment, no such proceeding set forth in Schedule 5(r) concerns the ownership or other rights with respect to the Company's shares. Neither the Company nor Shareholder knows of any facts on which material claims may be hereafter made against the Company. All claims and litigation against the Company are fully covered by insurance, except as otherwise indicated on
Schedule 5(r).

         (s) COMPLIANCE WITH LAWS, REGULATIONS AND COURT ORDERS. There is not outstanding or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting the Company or the Company Common Stock. The Company is in compliance with all applicable federal, state and local laws, regulations and administrative orders and has received no notices of alleged violations thereof except as disclosed in
Schedule 5(s) hereof. Except as disclosed in Schedule 5(s), no warranty provided pursuant to the Company's service and maintenance agreements is subject to any federal, state or local laws or regulations concerning the sale of insurance. Neither the Company, nor, to the knowledge of the Company, any licensed technician or other individual affiliated with the Company has, during the past three (3) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization or certifying agency for the purpose of any alleged improper activity on the part of such individual, nor has the Company received any notice of deficiency in connection with its operation. No governmental authorities are currently conducting proceedings against the Company and no such investigation or proceeding is pending or being threatened.

         (t) CERTAIN PAYMENTS. Neither the Company nor any shareholder, director, officer, agent, or employee of the Company, or any other person associated with or acting for or on behalf of the Company, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or
(D) in violation of any law, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         (u) CONSENTS AND APPROVALS. Except as set forth on Schedule 5(u), no consents, approvals, authorizations or orders of third parties, including governmental authorities, are necessary for the authorization, execution and performance by each Shareholder of this Agreement and the Transaction Documents.

         (v) NO BROKER'S FEES. The Shareholder and the Company have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         (w) DISCLOSURE. No representation or warranty made herein by Shareholder, nor in any statement, certificate or instrument to be furnished to Crusader or CRM by the Company or Shareholder pursuant to any Transaction Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained herein and therein not misleading.

         There is no fact known to the Company or Shareholder that has specific application to the Company (other than general economic or industry conditions) and that materially adversely affects the Company Common Stock, the Assets or the business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement.

         (x) RELIANCE ON REPRESENTATIONS. Shareholder understands and intends that Crusader, CRM and its management will rely upon the representations of the Company and Shareholder made in this Agreement, and they are entitled to rely upon each and all of the same without further inquiry.

         (y) NO CONFLICT OF INTEREST. No Company shareholder or any of their respective affiliates owns, directly or indirectly (except in the capacity as a Shareholder), in whole or in part, any real or personal property, tangible or intangible, which the Company is presently using or the use of which is necessary for the business of the Company as presently conducted. Except as listed on Schedule 5(y), the Company is not indebted to any of its officers, directors or Shareholder or to their respective spouses, children or other family members, and none of such officers, directors or Shareholder has any claim of any nature against the Company, except for accrued compensation. No officer, director or Shareholder of the Company, or any person in the family of or who is a partner of any officer, director or Shareholder of the Company, (i) is indebted to the Company, or (ii) has any direct or indirect ownership interest in (A) any entity that sells goods or services to the Company, (B) any other entity with which the Company is affiliated or with which it has a business relationship or (C) in any entity that competes with the Company.

         SECTION 6. REPRESENTATIONS AND WARRANTIES OF CRUSADER AND CRM. Crusader and CRM hereby represents and warrants to the Company and Shareholder as follows as of the date hereof and as of the Closing Date:

         (a) CORPORATE ORGANIZATION. CRM is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation, has all requisite corporate power and authority to execute and deliver this Agreement and holds all licenses, permits and other required authorizations from governmental authorities necessary to conduct its business as it is now being conducted.

         (b) AUTHORIZATION AND VALIDITY. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action. This Agreement, when executed, will constitute the legal, valid and binding obligation of Crusader and CRM, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (c) ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. The execution, delivery and performance by Crusader or CRM of the Transaction Documents to be executed and delivered by it (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party;
(ii) will not conflict with any provision of CRM's Articles of Organization or Operating Agreement; (iii) will not conflict with or result in a violation of any law, ordinance regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Crusader and CRM are a party or by which CRM or any of its properties are bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Crusader or CRM are a party or by which any of its properties are bound; and (v) will not create any lien, encumbrance or restriction upon any of the assets or properties of CRM.

         (d) LITIGATION AND CLAIMS. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or threatened against CRM affecting the performance by CRM of the Transaction Documents.

         (f) NO BROKER'S FEES. Crusader or CRM do not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         (g) STATEMENTS TRUE AND CORRECT. No representation or warranty made herein by Crusader or CRM, nor in any statement, certificate or instrument to be furnished to the Shareholder by Crusader or CRM pursuant to any Transaction Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained herein and therein not misleading.

         (h) BEST EFFORTS FOR RELEASE OF SHAREHOLDER ON BOA DEBT. Crusader and CRM represent and warrant that they will use their best efforts to provide for a full settlement and release of Shareholder from the BoA debt.

         SECTION 7. ADDITIONAL COVENANTS AND AGREEMENTS.

         (a) ACCESS TO INFORMATION. From the date hereof to the Closing Date, Shareholder shall cause the Company to afford to CRM, its counsel, accountants and other representatives full access to all of the properties, books, records, contracts, commitments and records of the Company and furnish Crusader and CRM during such period with all such information concerning the business and properties of the Company as Crusader, CRM and their representatives reasonably may request. Such parties shall also be allowed access, upon reasonable notice, to consult with the officers, employees, accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. No such investigation shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of any party under the Agreement.

         (b) AFFIRMATIVE COVENANTS OF THE SHAREHOLDER. During the period from the date of this Agreement to the Closing Date, the Shareholder shall cause the Company to (i) continue to operate its business in the usual, regular, and ordinary course of business, consistent with past practices, (ii) obtain the written approval of Crusader or CRM prior to making any capital expenditure in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) in the aggregate,
(iii) maintain in effect adequate casualty, public liability, professional malpractice and workers' compensation insurance coverage, (iv) maintain the Assets in their present condition, ordinary wear and tear excepted, (v) comply with all laws and regulations of governmental agencies or authorities, including applicable tax laws and regulations, (vi) operate its business in the manner necessary to maintain its reputation and the goodwill of its customers, vendors, lessors and others having business relations with the Company, and (vii) keep in force all licenses, permits and approvals necessary to the operation of its business as now conducted.

         (c) NEGATIVE COVENANTS OF THE SHAREHOLDER . Without the prior written consent of Crusader and CRM or unless otherwise expressly permitted herein, from the date of this Agreement to the Closing Date, the Shareholder shall cause the Company not to:

         (i) enter into, renew, amend, breach or terminate any contract or agreement to which it is a party other than in the ordinary course of business;

         (ii) increase the salary of or declare or pay any bonus to any employee;

         (iii) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of Twenty-Five Thousand and No/100 Dollars ($25,000.00), or impose, or suffer the imposition, on any Asset of the Company of any lien or permit any such lien to exist;

         (iv) issue, sell, repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any share of the Company's common stock or any securities convertible into any share of the Company's common stock, or declare or pay any dividend or make any other distribution in respect of the shares of the Company's common stock;

         (v) purchase or acquire any of the Assets, whether real or personal, tangible or intangible, or sell or dispose of any of the Assets, whether real or personal, tangible or intangible, except in the ordinary course of business and consistent with past practices;

         (vi) purchase any securities or make any material investment, either by purchase of stock or other securities, contributions to capital, asset transfers, or purchase of any assets, in any entity, or otherwise acquire direct or indirect control over any other entity;

         (vii) except in the ordinary course of business (and, even if in the ordinary course of business, then not in an amount to exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) in the aggregate), make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor;

         (viii) make any loan to any person or increase the aggregate amount of any loan currently outstanding to any person;

         (ix) engage in any transaction other than in the ordinary course of business and consistent with past practice;

         (x) adopt any new employee benefit plan or make any material change in or to any Benefit Plan other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such Benefit Plan;

         (xi) commence any litigation other than in accordance with past practice, settle any litigation involving any liability of the Company for material money damages or restrictions upon the operations of the Company;

         (xii) fail to deliver to Crusader and CMR any notice or other information regarding pending or threatened litigation in respect of it or its operations;

         (xiii) take, fail to take, or permit any action, the result of which would be to make any representation or warranty of Section 5 untrue, or prevent the satisfaction of any condition set forth in Sections 8 and 10;

         (xiv)    change or alter any method of accounting; or

         (xv) change any provision of its Articles of Incorporation or Bylaws.

         (d) NOTICE OF ADVERSE CHANGE. The Shareholder shall cause the Company to advise Crusader and CRM in writing of any material adverse change in the Assets, the business, financial condition or prospects of the Company from the date of this Agreement to the Closing Date.

         (e) BEST EFFORTS. Company and Shareholder will use their best efforts to take all action and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Company and Shareholder will use their best efforts to secure all consents and approvals required to carry out the transactions contemplated by this Agreement and to satisfy all other conditions to the obligations of the parties hereunder.

         (f) LICENSES; PERMITS. The Shareholder will cause the Company to cooperate in all reasonable respects with Crusader and CRM in its applications to obtain such licenses and permits, if any, as may be necessary in order for Crusader and CRM to operate the business of the Company as it is currently operated.

         (g) NO SOLICITATION OF OTHER OFFERS. The Shareholder shall cause the Company (acting through any director, officer or other agent including any investment banker, attorney, accountant or other representative retained by it) not to, and the Shareholder (acting through any agent including any investment banker, attorney, accountant or other representative retained by it) shall not
(i) solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to the acquisition of any of the shares of the Company's common stock or a substantial portion of the Assets; (ii) enter into or conduct any discussions with any other prospective purchaser of any or all of the Company's common stock or the Assets regarding such a purchase or enter into any agreement or negotiations with respect to the disposition of any or all of the Company's common stock or the Assets, regardless of the form of the transaction, without the consent of Crusader and CRM, other than in the ordinary course of business. Shareholder shall promptly advise Crusader and CRM in writing of any such inquiries, proposals or discussions received by the Shareholder or the Company after the date hereof.

         (h) CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS. Shareholder shall cause the Company to keep confidential all information concerning the Transfer, this Agreement or provided to it by Crusader and CRM and, in the event of termination of the Transfer pursuant to Section 11, shall deliver to Crusader and CRM all documents and other materials previously delivered concerning the transactions contemplated hereby. Crusader, CRM, Shareholder, and the Company mutually agree to refrain from making, any public announcement with respect to this Agreement without the prior written consent of all the parties. Crusader, CRM, Shareholder and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the transaction contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or the requirements of any national stock exchange.

         (i) RISK OF LOSS. The Shareholder and the Company shall retain all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement until the Closing. If the condemnation, destruction, loss or damage is such that the operation of the Company is materially interrupted or curtailed or any of the Assets are materially affected, then Crusader and CRM shall have the right to terminate this Agreement. If Crusader and CRM nonetheless elect to close the transactions contemplated hereby, the Shareholder shall cause the Company to remit all net condemnation proceeds or third party insurance proceeds to Crusader and CRM, and the Purchase Price shall be adjusted at the Closing to reflect such condemnation, destruction, loss or damage to the extent that insurance or condemnation proceeds are not sufficient to cover such destruction, loss or damage.

         (j) TAX MATTERS. Shareholder shall prepare, at their expense, the short period tax returns of the Company ending on the Closing Date. Such returns shall be provided for Crusader and CRM's prior review and approval, which approval shall not be unreasonably withheld or delayed. The Shareholder shall file such returns on behalf of the Company for that short period. Crusader and CRM shall make available any information in their or the Company's possession which is reasonably required by the Shareholder to complete such returns.

         SECTION 8. CONDITIONS TO THE PARTIES' OBLIGATIONS TO EFFECT THE TRANSFER. The respective obligations of the parties to effect the Transfer shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law and by any applicable regulatory body.

         (b) Any waiting period applicable to the consummation of the Transfer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated.

         (c) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

         (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of the Company (and their respective subsidiaries), taken as a whole, following the Closing.

         SECTION 9. CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDER TO EFFECT THE TRANSFER. The obligations of the Shareholder to effect the Transfer shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Crusader and CRM set forth herein in Section 6 above shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of such date.

         (b) PERFORMANCE; DOCUMENT DELIVERY. Crusader and CRM shall have performed, in all material respects, at or prior to the Closing Date, all acts in accordance with its covenants set forth herein, including, but not limited to, delivery to the Shareholder of the following documents:

         (i) A good standing certificate regarding CRM certified by the Secretary of State of the State of New York dated within five
                  (5) business days prior to Closing;

         (ii) A certificate dated as of the Closing Date signed by a duly authorized officer of Crusader and CRM certifying that the representations and warranties of Crusader and CRM set forth herein are true and correct in all material respects as of the Closing Date and that Crusader and CRM have fulfilled all of the conditions of this Section 9;

         (iii) Resolutions adopted by the managing member of CRM approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

         (iv) An incumbency certificate certifying the identity of the officers of CRM.

         (c) NO INJUNCTION, ETC. No action proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business or operations of Crusader or CRM, if such action, proceeding, investigation or legislation, in the reasonable judgment of the Shareholder or their counsel, would make it inadvisable to consummate such transactions.

         SECTION 10. CONDITIONS TO THE OBLIGATIONS OF CRUSADER AND CRM TO EFFECT THE TRANSFER. The obligations of Crusader and CRM to affect the Transfer shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Shareholder and the Company contained in this Agreement, or any document or instrument delivered to Crusader and CRM hereunder, shall be true and correct as of the Closing Date with the same effect as though made on and as of such date.

         (b) PERFORMANCE; DOCUMENT DELIVERY. The Shareholder shall have performed, at or prior to the Closing Date, all acts in accordance with their covenants herein, including, but not limited to, delivery to Crusader and CRM of the following documents:

         (i) A good standing certificate regarding the Company, certified by the Secretary of State of such party's state of organization dated within five (5) business days prior to Closing;

         (ii) A certificate dated as of the Closing Date signed by the officers of Shareholder and the Company certifying that the representations and warranties of the Company and Shareholder set forth herein are true and correct as of the Closing Date and that each Shareholder has fulfilled all of the conditions of this Section10;

         (iii) Certificates representing the Shares, together with accompanying stock transfer powers or instruments of assignment, duly endorsed in blank by the applicable Shareholder;

         (iv) Resignations of each of the officers and directors of the Company effective as of the Closing Date;

         (v) Releases of each shareholder and each officer and director of the Company concerning any claim against the Company (other than current accrued wages and benefits), including any claims for indemnification, contribution or otherwise arising with respect to this Agreement, the representations, warranties and agreements contained herein and the transactions contemplated hereby;

         (vi) All books and records of the Company, including all corporate and other records, minute books, stock record books, stock registers, books of accounts, contracts, agreements and such other documents or certificates as shall be reasonably requested by Crusader and CRM; and

         (vii) Evidence that all agreements or arrangements, whether written or oral, among the Shareholder and/or the Company that relate in any manner to the Company's common stock have been terminated.

         (c) NO ADVERSE CHANGE. There shall not have been any change between the date of the latest Financial Statements and the Closing Date which has had or will have a material adverse effect on the business, operations, financial condition, Assets or prospects of the Company, and a certificate shall have been delivered to Crusader and CRM to such effect signed by each of the Shareholder and such executive officers of the Company as Crusader and CRM may request.

          (d) CONSENTS AND APPROVALS. The Shareholder shall have obtained all necessary consents and approvals, in form and substance satisfactory to Crusader and CRM, required under all leases and other material contracts pertaining to the Assets or the business of the Company and satisfying any approval or permit or licensing requirements for consummation of this transaction and necessary to carry on the business of the Company as it is currently being conducted.

         (e) NO INJUNCTION, ETC. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business or operations of the Company, if such action, proceeding, investigation or legislation, in the reasonable judgment of Crusader and CRM or its counsel, would make it inadvisable to consummate such transactions.

         (f) BOARD APPROVAL. This Agreement and the Transfer shall have been approved and authorized by the Board of Directors of Shareholder.

         SECTION 11. TERMINATION.

         (a) MEANS OF TERMINATION. This Agreement may be terminated at any time prior to the Closing in the following ways:

                  (i) by the mutual consent in writing of the Parties;

                  (ii) by Shareholder if (A) there has been a material violation or breach by Crusader or CRM of any of the agreements, representations or warranties contained in this Agreement which has not been waived by Shareholder in writing, or (B) any of the conditions set forth in Sections 8 and 10 hereof have not been satisfied within six (6) months of the date hereof or have not been waived by Shareholder in writing; or

                  (iii) by Crusader and CRM if there has been a material violation or breach by Shareholder or the Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived by the Crusader or CRM in writing, or if any of the conditions set forth in Sections 8 and 9 hereof have not been satisfied within six (6) months of the date hereof or have not been waived by Crusader and CRM in writing.

         (b) EFFECT OF TERMINATION. In the event this Agreement is terminated in accordance with this Section 11, this Agreement shall become void and of no further force or effect, except for the following agreements and obligations of the parties, which shall survive the termination of this Agreement: (i) the obligations of each party to preserve the confidentiality of documents, certificates and information furnished to such party pursuant hereto, (ii) any obligation or liability of any party based on or arising from any breach or default by such party with respect to its representations, warranties, covenants or agreements contained in the Transaction Documents, (iii) the right of first refusal provided for in Section 7(n) hereof and (iv) the obligation of each party to bear its own expenses as set forth in Section 12 hereof.

         SECTION 12. EXPENSES. Each of the Parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the Transfer, including its own legal, accounting and audit fees.

         SECTION 13. INDEMNIFICATION.

         (a) INDEMNIFICATION OF CRUSADER AND CRM. Shareholder agrees to indemnify and hold harmless Crusader and CRM, each officer, director, employee or agent thereof, their respective controlling persons, and their respective estates, successors, and assigns (each an "Indemnified Party"), from and against any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) (the "Losses") reasonably incurred by such Indemnified Party as a result of:

                  (i) the untruth, inaccuracy or breach of any representation or warranty made by the Shareholder pursuant to Section 5 of this Agreement or any other Transaction Document;

                  (ii) the nonfulfillment or breach of any covenant, agreement or obligation of the Shareholder contained in this Agreement or any other Transaction Document;

                  (iii) any untrue statement of a material fact relating to the Company and/or Shareholder that was made in reliance upon and in conformity with information furnished by the Company and/or the Shareholder to Crusader or CRM and is contained in any preliminary prospectus, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or any omission by the Company and/or Shareholder to state therein a material fact relating to the Company and/or Shareholder required to be stated therein or necessary to make such statements therein not misleading, and which is not provided in writing to Crusader or CRM by the Shareholder or the Company;

                  (iv) any and all amounts of federal, state, and/or local income, franchise, property, and/or sales and use taxes that may be assessed against the Company with respect to any taxable period(s) ending on or before the date of this Agreement for which adequate provisions therefor have not been made through the Closing Date, as reflected on the Company's books of account and in the Company's financial statements as of the Closing Date; and the amount(s) of any interest and/or penalties that may be assessed with respect to said tax assessments;

                  (v) any matter on any Schedule hereto as may be specifically identified for indemnification in this Agreement or any other Transaction Document; and

                  (vi) any claim or demand by any person asserting any interest in any share of Company Common Stock or seeking dissenters' or appraisal rights or any other claim in respect to the Transfer.

         (b) LIMITATIONS ON SHAREHOLDER'S INDEMNITY. Shareholder shall be obligated to indemnify and hold harmless Crusader and CRM pursuant to Section 13(a) only in the event that the aggregate of all indemnifiable Losses exceeds $10,000; provided, however, that in the event the aggregate of all indemnifiable Losses exceeds $10,000, the Shareholder shall be obligated to indemnify Crusader and CRM for all indemnifiable Losses beginning with the first dollar. Notwithstanding the foregoing sentence, the Shareholder shall be obligated to indemnify and hold harmless Crusader and CRM pursuant to Section 13(a) for all Losses arising from or relating to a breach of Section 7(m) hereof.

         (c) INDEMNIFICATION OF SHAREHOLDER. Crusader and CRM shall indemnify and hold harmless Shareholder (an "Indemnified Party") from and against any and all Losses reasonably incurred by such Indemnified Party as a result of:

                  (i) the untruth, inaccuracy or breach of any representation or warranty made by Crusader or CRM in this Agreement or in any other Transaction Document; and

                  (ii) the nonfulfillment or breach of any covenant, agreement or obligation of Crusader or CRM contained in this Agreement or in any other Transaction Document.

         (d) NOTIFICATION. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall notify the indemnifying party promptly after such Indemnified Party has actual knowledge of the facts constituting the basis for such claim, except that, in the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, such Indemnified Party shall give prompt notice to the indemnifying party of such claim or the commencement of legal proceedings in respect of which recovery may be sought against the indemnifying party pursuant to the provisions of this Section 13. The notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any such claim without the prior written consent of the indemnifying party unless suit shall have been instituted against the Indemnified Party and the indemnifying party shall have failed, within fifteen (15) days after notice of institution of the suit, to take control of such suit as provided in Section 13(e) below.

         (e) DEFENSE OF ACTIONS. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of such claim or legal proceeding, to the extent that the indemnifying party admits in writing its liability to the Indemnified Party with respect to all material elements thereof. If the indemnifying party assumes the defense of any such claim or legal proceeding, the obligations of the indemnifying party hereunder as to such claim or legal proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and to holding the Indemnified Party harmless from and against any losses, damages, expenses, or liability caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or legal proceeding; provided that (i) the indemnifying party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall not be borne by the indemnifying party, and (ii) the indemnifying party shall not settle any indemnifiable claim without the Indemnified Party's consent. Each Indemnified Party agrees that it will cooperate with the indemnifying party in the defense of any such action, the defense of which is assumed by the indemnifying party. Except with the consent of the Indemnified Party, the indemnifying party shall not consent to the entry of any judgment arising from any such claim or legal proceeding which, in each case, does not include as an unconditional term thereof the delivering by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect thereof, unless the indemnifying party has actually paid to the Indemnified Party the full amount of such judgment or settlement. If the indemnifying party does not assume the defense of any claim or litigation, any Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the Indemnified Party may deem appropriate. The indemnifying party will promptly reimburse the Indemnified Party in accordance with the provisions hereof.

         (f) PAYMENT. All indemnification hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability or by set-off against any amounts otherwise owed by Crusader and CRM to Shareholder or by Shareholder and the Company to Crusader and CRM, as the case may be.

         SECTION 14. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered, mailed by first-class registered or certified mail, postage prepaid, return receipt requested or delivered by an overnight courier service, delivery charge prepaid:



         (a)      If to Paragon Financial Corporation, to:

                  Paragon Financial Corporation
                  830-13 A1A North, #414
                  Ponte Vedra Beach, FL 32082
                  ATTN: Paul K. Danner

                  or at such other address as may be furnished to Crusader and CRM by Shareholder in writing.

         (b)      If to Crusader or CRM, to:

                  Crusader Residential Mortgage, LLC
                  67 Hampton Road, Suite 7
                  Southampton, NY 11968
                  Attention: Blair A. West

                  or at such other address as may be furnished to Shareholder by Crusader and CRM in writing.


         SECTION 15. MISCELLANEOUS.

         (a) ENTIRE AGREEMENT. This Agreement and the Schedules, certificates and other documents delivered pursuant hereto contain and constitute the entire agreement and understanding between the Company, Shareholder, Crusader and CRM and supersede and cancel all prior agreements and understandings relating to the subject matter hereof, whether written or oral, which shall remain in effect. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except in writing signed by the parties hereto.

         (b) SEVERABILITY. Should any one or more of the provisions of this Agreement or any agreement entered into pursuant hereto be determined to be illegal or unenforceable, all other provisions of this Agreement and such other agreements shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

         (c) GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to its principles of conflicts of laws.

         (d) FURTHER ASSURANCES. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

         (e) WAIVER. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

         (f) ASSIGNMENT. Crusader and CRM may assign their rights under this Agreement to any affiliated entity, but otherwise this Agreement shall not be assignable by any of the parties hereto, by operation of law or otherwise, without the written consent of all other parties.

         (g) BINDING EFFECT. All of the terms of this Agreement, whether so expressed or not, shall be binding upon the respective personal representatives, successors and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the respective personal representatives, successors and assigns of the parties hereto. This Agreement shall survive the Closing and not be merged therein.

         (h) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         (i) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (j) SURVIVAL. The representations, warranties and covenants of the parties contained in this Agreement, including without limitation the provisions of Section 13 hereof, or in any other Transaction Document shall survive the Closing and shall not be extinguished thereby notwithstanding any investigation or other examination by any party.

         (k) CONSTRUCTION OF TERMS. The language used in the Agreement shall be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Whenever the masculine gender is used herein, it shall be deemed to include the feminine and the neuter.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and date first above written.

                  CRUSADER RESIDENTIAL MORTGAGE, LLC. - CRM

                  By:      ____________________________
                  Title:   ____________________________


                  CRUSADER FINANCIAL GROUP, INC. - Crusader

                  By:      ____________________________
                  Title:   ____________________________


                  PARAGON FINANCIAL CORPORATION - Shareholder


                  By:      ____________________________
                  Title:   ____________________________


                  PARAGON HOMEFUNDING, INC. - The Company


                  By:      ____________________________
                  Title:   ____________________________

          LIST OF SCHEDULES TO BE PROVIDED BY THE COMPANY & SHAREHOLDER

Schedule 1                 List of liens and encumbrances

Schedule 2(a)              Assumed Debt

Schedule 5(a)              Jurisdictions Where Qualified

Schedule 5(b)              Stock Ownership

Schedule 5(e)              Subsidiaries and Investments

Schedule 5(f)              Financial Statements

Schedule 5(h)              Absence of Certain Changes

Schedule 5(i)              Exceptions to Ownership of Assets

Schedule 5(k)              Insurance

Schedule 5(l)(iv)          Environmental Disposal

Schedule 5(l)(viii)        Underground Storage Tanks

Schedule 5(m)              Contracts and Commitments

Schedule 5(n)              Liabilities

Schedule 5(o)              Employees and Labor Matters

Schedule 5(p)(i)           Employee Benefit Plans and Agreements

Schedule 5(p)(vi)          COBRA

Schedule 5(r)              Litigation

Schedule 5(s)              Compliance with Laws, Regulations and Court Orders

Schedule 5(u)              Consents and Approvals

                         LIST OF SCHEDULES TO BE PROVIDED BY ----------------


Schedule 2(b)             Form of Escrow Agreement

Schedule 9(c)             Form of Opinion of Counsel to ---------------------

Schedule 10(e)            Form of Opinion of Counsel to the -----------------

Schedule 10(h)            Form of Lock-up Agreement

Schedule 10(i)            Form of Non-Compete Agreement

Schedule 10(j)            Form of Employment Agreement

Schedule 10(o)            Form of Lease Agreement